Exhibit 10.2

second AMENDMENT and incremental joinder agreement

this second amendment and Incremental JOINDER AGREEMENT (this “Agreement”) is dated as of September 30, 2016 and is entered into by and among 8POINT3 OPERATING COMPANY, LLC, a Delaware limited liability company (“Borrower”), 8POINT3 ENERGY PARTNERS LP, a Delaware limited partnership (“Partnership”), certain Subsidiaries of Borrower, as Guarantors, Credit Agricole Corporate and Investment Bank (“Credit Agricole CIB”), as Administrative Agent (in such capacity, the “Administrative Agent”), and the Lenders and New Term Loan Lenders party hereto, and is made with reference to that certain Credit and Guaranty Agreement dated as of June 5, 2015, as amended by that certain First Amendment and Consent to Credit and Guaranty Agreement, dated as of April 6, 2016 (as so amended and as further amended, amended and restated, supplemented or otherwise modified through the date hereof, the “Credit Agreement”) by and among Borrower, the Partnership, the Subsidiaries of Borrower named therein, the Lenders, the Administrative Agent,  Credit Agricole CIB, as Collateral Agent, and the other agents named therein. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

RECITALS:

WHEREAS, (i) on September 29, 2016, the Borrower acquired a 100% equity interest (the “Henrietta Acquired Interests”) in Parrey Class B Member, LLC, which indirectly owns an approximately 49% interest in a solar power project with a nameplate capacity of 102 MW located in Kings County, California (the “Henrietta Project Acquisition”) from affiliates of SunPower, and (ii) the Borrower wishes to acquire at least a 50% equity interest (the “Stateline Acquired Interest”) in FSAM DS Holdings, LLC (“FSAM DS”), which indirectly owns an approximately 34% interest in a solar power project with a nameplate capacity of 300 MW located in San Bernadino County, California (the “Stateline Project Acquisition” and, together with the Henrietta Project Acquisition, the “Project Acquisitions”) from affiliates of First Solar, in each case, pursuant to Permitted Acquisition Transactions;

WHEREAS, in connection with such transactions, Borrower has hereby notified the Administrative Agent that it is requesting the establishment of New Term Loan Commitments pursuant to Section 2.23 of the Credit Agreement;

WHEREAS, pursuant to Section 2.23 of the Credit Agreement, Borrower may obtain New Term Loan Commitments in respect of New Term Loans by, among other things, entering into one or more Joinder Agreements in accordance with the terms and conditions of the Credit Agreement;

WHEREAS, the Borrower has requested New Term Loans in an aggregate principal amount of up to $250,000,000 with (i) up to $134,000,000 to be made available on or after the date of the consummation of the Henrietta Project Acquisition and (ii) up to (A) $171,250,000, in the event the Stateline Project Acquisition shall consist of the acquisition, directly or indirectly, of a 50% equity interest in FSAM DS, or (B) $250,000,000, in the event the Stateline Project Acquisition shall consist of the acquisition, directly or indirectly, of a 100% equity interest in FSAM DS, to be made available on or after the date of the consummation of the Stateline Project Acquisition, but in each case, whether or not either or both of the Henrietta Project Acquisition and Stateline Project Acquisition are consummated, not to exceed $250,000,000 in the aggregate taking into account all prior fundings of New Series A Term Loans (collectively, the “Series A New Term Loans”, the New Term Loan Commitments relating to the New Term Loans referred to in clauses (i) and (ii), collectively, the “Series A New Term Loan Commitments”);

WHEREAS, the New Term Loan Lenders party to this Agreement (such New Term Loan Lenders and any permitted assignees thereof, the “Series A New Term Loan Lenders”) have indicated their willingness to lend such Series A New Term Loans on the terms and subject to the conditions herein; and

WHEREAS, contemporaneously with the effectiveness of the Series A New Term Loan Commitments, Borrower wishes to make certain amendments to the Credit Agreement to provide for, among other things, the incurrence of the Series A New Term Loans on the terms provided herein and certain changes to required levels for the Leverage Ratio.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

1.Credit Agreement Amendment.  The Lenders party hereto, in accordance with Section 10.5 of the Credit Agreement, hereby agree to amend the Credit Agreement and the Pledge and Security Agreement as follows (with, in the case of amendments that restate or replace provisions, phrases or other text, (a) the insertions of additional text (if any) indicated in the same manner as the following example: bold and underline text, and (b) the deletions of text (if any) indicated in the same manner as the following example: ~~double strikethrough text~~):

(i)Section 1.1 of the Credit Agreement is amended by adding the following terms in proper alphabetical order:

“DS Holdings” means Desert Stateline Holdings, LLC, a Delaware limited liability company, the direct owner of the Stateline Project Company.

“DS Holdings LLC Agreement” means the limited liability company operating agreement of DS Holdings.

“DS Holdings Amendment / Redemption” means, if the Stateline Project Acquisition shall consist of the indirect acquisition by Borrower of less than 100% of the membership interests in FSAM DS, any subsequent transaction or series of transactions that causes (a) the “Percentage Interest” of the “Class A Member” (as set forth in the DS Holdings LLC Agreement) to be increased, and the “Percentage Interest” of FSAM DS (as set forth in the DS Holdings LLC Agreement) to be decreased, in each case, pursuant to an amendment or amendment and restatement of the DS Holdings LLC Agreement, (b) as consideration for such amendment or amendment and restatement, payment by the “Class A Member” of an amount to FSAM DS, which shall be distributed by FSAM DS exclusively to one or more members thereof that are not Subsidiaries, and (c) upon receipt of such payment from the “Class A Member,” FSAM DS to redeem from such non-Subsidiary members all or a portion of their membership interests in FSAM DS such that, following the amendment or amendment and restatement described in clause (a) and the redemption described in clause (c), Borrower shall have the same indirect economic interest in the Stateline Project as it held prior to such event (which for the avoidance of doubt shall not be less than 17%); provided that, in no case will such transaction or series of transactions (A) require payment by Borrower, directly or indirectly, of any consideration, (B) except as set forth in clauses (a), (b) and (c) of this definition, require any material amendment or modification to the Organizational Documents of FSAM DS or DS Holdings in any manner adverse to the interests of any Agent, any Lender or any Secured Party and (C) amend the DS Holdings LLC Agreement in any manner that would prevent the class of Equity Interests in DS Holdings held by FSAM DS from being pledged pursuant to the Pledge and Security Agreement (as contemplated below).  If, following the consummation of such transaction or series of transactions, Borrower shall become the indirect owner of 100% of the outstanding membership interests in FSAM DS, then FSAM DS shall (i) cease to be a Non-Guarantor Subsidiary, (ii) become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering a Counterpart Agreement, and (iii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by Collateral Agent in order to become a Guarantor and a Grantor.

“FSAM DS” means FSAM DS Holdings, LLC, a Delaware limited liability company, the direct owner of the Class B Membership Interests in DS Holdings.

“Henrietta Project” means the solar energy project with a nameplate capacity of 102 MW located in Kings County, California, that is owned by the Henrietta Project Owner.

“Henrietta Project Acquisition” means the direct or indirect acquisition by the Borrower of 100% of the equity interest in Parrey Class B Member, LLC, which indirectly owns an approximately 49% interest in the Henrietta Project, as consummated on September 29, 2016.

“Henrietta Project Owner” means Parrey, LLC.

“Stateline Project” means the solar energy project with a nameplate capacity of 300 MW located San Bernardino, California, that is owned by the Stateline Project Owner.

“Stateline Acquisition Indebtedness” means unsecured Indebtedness of the Borrower owed to First Solar, or any Affiliate of First Solar, in an amount not to exceed $50,000,000, incurred in connection with the Stateline Project Acquisition (where a 100% equity interest in FSAM DS is acquired) and permitted pursuant Section 6.1(d), which Indebtedness shall be documented in a written instrument containing the terms and conditions set forth in Part I of Schedule 1.1(E), and shall be subordinated to the Secured Obligations pursuant to the subordination provisions in Part II of Schedule 1.1(E), as set forth in such written instrument (to which the Administrative Agent and/or the Collateral Agent shall be parties, or by other written agreement by the Administrative Agent and/or Collateral Agent, and the Required Lenders), and, without the prior consent of the Required Lenders, such terms and conditions in Schedule 1.1(E) may not be materially amended in any manner adverse to the interests of any Agent, any Lender or any Secured Party; provided, that, no later than five (5) Business Days prior to the effectiveness of any such amendment that does not require the consent of the Required Lenders, Borrower shall have delivered to the Administrative Agent a copy of such amendment.

“Stateline Project Acquisition” means the direct or indirect acquisition by the Borrower of at least a 50% equity interest in FSAM DS Holdings, LLC, which indirectly owns an approximately 34% interest in the Stateline Project.

“Stateline Project Owner” means Desert Stateline LLC.

(ii)Clause (e) of the definition of “Acceptable Project” in Section 1.1 of the Credit Agreement is amended and restated as follows:

(e) to the extent such Solar Energy Project has operating and maintenance agreements or asset management agreements entered into directly or indirectly with a Sponsor or an Affiliate of a Sponsor, except in the case of the Stateline Project, such operating and maintenance agreements or asset management agreements are directly or indirectly terminable for convenience or otherwise without penalty or premium.

(iii)Clause (b) of the definition of “Debt Service Coverage Ratio” in Section 1.1 of the Credit Agreement is amended by adding the following new paragraph at the end thereof:

Notwithstanding the foregoing, with respect to the acquisition of the Henrietta Project, the Stateline Project and any other Solar Energy Project acquired pursuant to a Permitted Acquisition Transaction with a value in excess of $5,000,000 where, following such acquisition, such Project receives cash payments in the Fiscal Quarter in which such acquisition occurs under the applicable power purchase agreement relating to such Project, but, pursuant to the Tax Equity Documents of any Subsidiary or the Organizational Documents of any Non-Controlled Subsidiary, in each case, that directly or indirectly owns such Project (as applicable), the next distribution of such cash payments, directly or indirectly, to Borrower will not occur until the immediately following Fiscal Quarter (as certified by an Authorized Officer of Borrower), for the Fiscal Quarter in which Borrower or any of its Subsidiaries has acquired, directly or indirectly, any Equity Interests in the Person owning, or any property constituting, any such Project, the Debt Service Coverage Ratio shall be calculated by giving pro forma effect to such acquisition by deeming historical financial performance of such Person or Solar Energy Project for the entirety of such Fiscal Quarter and the three Fiscal Quarters prior thereto (whether or not (x) such Solar Energy Project has achieved commercial operations or (y) for any Fiscal Quarter during which such Solar Energy Project is operating, any distributions are actually made), as follows:

Measurement Period:	Calculation with respect to each acquisition:
The first four Fiscal Quarter period during which Financial Covenants are measured after such acquisition	Projected results for next four (4) Fiscal Quarters commencing after the end of the Fiscal Quarter during which such acquisition occurred.
The second four Fiscal Quarter period during which Financial Covenants are measured after such acquisition	Actual results, for the Fiscal Quarter then-ended and projected results for the next three (3) Fiscal Quarters commencing after the end of the Fiscal Quarter then-ended.
The third four Fiscal Quarter period during which Financial Covenants are measured after such acquisition

Actual results, for (1) the Fiscal Quarter then-ended, and (2) the immediately preceding Fiscal Quarter, and projected results for the next two (2) Fiscal Quarters commencing after the end of the Fiscal Quarter then-ended.

The fourth four Fiscal Quarter period during which Financial Covenants are measured after such acquisition

Actual results for (1) the Fiscal Quarter then-ended, and (2) the immediately two preceding Fiscal Quarters, and projected results for the next Fiscal Quarter commencing after the end of the Fiscal Quarter then-ended.

The fifth four Fiscal Quarter period during which Financial Covenants are measured after such acquisition	Actual results for each Fiscal Quarter during such measurement period.

in each case, to be set forth in a certificate of an Authorized Officer of Borrower showing in reasonable detail such pro forma calculation, which Authorized Officer shall certify is based on good faith estimates and assumptions.

(iv)The definition of “Federal Funds Effective Rate” in Section 1.1 of the Credit Agreement is amended and restated as follows:

“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, ~~and~~ (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent, and (iii) if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

(v)The definition of “Initial Projects” in Section 1.1 of the Credit Agreement is amended and restated as follows:

“Initial Projects” means (i) the Maryland Solar Project, (ii) the Solar Gen 2 Solar Project, (iii) the Lost Hills Solar Project, (iv) the Blackwell Solar Project, (v) the North Star Solar Project, (vi) the RPU Solar Project, (vii) the Quinto Solar Project, (viii) the UC Davis Solar Project, (ix) the Macy’s Solar Project, ~~and~~ (x) the Residential System Portfolio, (xi) the Henrietta Project and (xii) from and after the consummation of the Stateline Project Acquisition, the Stateline Project.

(vi)The definition of “Initial Project Owners” in Section 1.1 of the Credit Agreement is amended and restated as follows:

“Initial Project Owners” means (i) Maryland Solar Project Owner, (ii) Solar Gen 2 Solar Project Owner, (iii) Lost Hills Solar Project Owner, (iv) Blackwell Solar Project Owner, (v) North Star Solar Project Owner, (vi) RPU Solar Project Owner, (vii) Quinto Solar Project Owner, (viii) UC Davis Solar Project Owner, (ix) the Macy’s Solar Project, ~~and~~ (x) the Residential System Portfolio, (xi) the Henrietta Project Owner and (xii) from and after the consummation of the Stateline Project Acquisition, the Stateline Project Owner.

(vii)Clause (b) of the definition of “Leverage Ratio” in Section 1.1 of the Credit Agreement is amended by adding the following new paragraph at the end thereof:

Notwithstanding the foregoing, with respect to the acquisition of the Henrietta Project, the Stateline Project and any other Solar Energy Project acquired pursuant to a Permitted Acquisition Transaction with a value in excess of $5,000,000 where, following such acquisition, such Project receives cash payments in the Fiscal Quarter in which such acquisition occurs under the applicable power purchase agreement relating to such Project, but, pursuant to the Tax Equity Documents of any Subsidiary or the Organizational Documents of any Non-Controlled Subsidiary, in each case, that directly or indirectly owns such Project (as applicable), the next distribution of such cash payments, directly or indirectly, to Borrower will not occur until the immediately following Fiscal Quarter (as certified by an Authorized Officer of Borrower), for the

Fiscal Quarter in which Borrower or any of its Subsidiaries has acquired, directly or indirectly, any Equity Interests in the Person owning, or any property constituting, any such Project, the Leverage Ratio shall be calculated by giving pro forma effect to such acquisition by deeming historical financial performance of such Person or Solar Energy Project for the entirety of such Fiscal Quarter and the three Fiscal Quarters prior thereto (whether or not (x) such Solar Energy Project has achieved commercial operations or (y) for any Fiscal Quarter during which such Solar Energy Project is operating, any distributions are actually made), as follows:

Measurement Period:	Calculation with respect to each acquisition:
The first four Fiscal Quarter period during which Financial Covenants are measured after such acquisition	Projected results for next four (4) Fiscal Quarters commencing after the end of the Fiscal Quarter during which such acquisition occurred.
The second four Fiscal Quarter period during which Financial Covenants are measured after such acquisition	Actual results, for the Fiscal Quarter then-ended and projected results for the next three (3) Fiscal Quarters commencing after the end of the Fiscal Quarter then-ended.
The third four Fiscal Quarter period during which Financial Covenants are measured after such acquisition

Actual results, for (1) the Fiscal Quarter then-ended, and (2) the immediately preceding Fiscal Quarter, and projected results for the next two (2) Fiscal Quarters commencing after the end of the Fiscal Quarter then-ended.

The fourth four Fiscal Quarter period during which Financial Covenants are measured after such acquisition

Actual results for (1) the Fiscal Quarter then-ended, and (2) the immediately two preceding Fiscal Quarters, and projected results for the next Fiscal Quarter commencing after the end of the Fiscal Quarter then-ended.

The fifth four Fiscal Quarter period during which Financial Covenants are measured after such acquisition	Actual results for each Fiscal Quarter during such measurement period.

in each case, to be set forth in a certificate of an Authorized Officer of Borrower showing in reasonable detail such pro forma calculation, which Authorized Officer shall certify is based on good faith estimates and assumptions.

(viii)The definition of “Major Initial Project” in Section 1.1 of the Credit Agreement is amended and restated as follows:

“Major Initial Project” means the (i) Maryland Solar Project, (ii) the Solar Gen 2 Solar Project, (iii) the Lost Hills Solar Project, (iv) the Blackwell Solar Project, (v) the North Star Solar Project, ~~and~~ (vi) the Quinto Solar Project, (vii) the Henrietta Project and (viii) from and after the consummation of the Stateline Project Acquisition, the Stateline Project.

(ix)The definition of “Major PPA” in Section 1.1 of the Credit Agreement is amended and restated as follows:

“Major PPA” means (i) the power purchase agreements for the output of the Major Initial Projects set forth on Schedule 1.1(B) hereto, and any replacements thereof, (ii) that certain Power Purchase Agreement, effective as of August 16, 2012, between Pacific Gas and Electric Company and the Henrietta Project Owner, and any replacements thereof, and (iii) from and after the consummation of the Stateline Project Acquisition, that certain Renewable Power Purchase and Sale Agreement, dated as of August 17, 2009, between Southern California Edison Company and Stateline Project Owner, as amended by Amendment No. 1 thereto, dated October 16, 2009, and as further amended by Amendment No. 2 thereto, dated as of July 28, 2015, and any replacements thereof.

(x)The definition of “New Term Loan Exposure” in Section 1.1 of the Credit Agreement is amended and restated as follows:

“New Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Term Loans and the amount of any outstanding New Term Loan Commitments of such Lender.

(xi)The last paragraph of the definition of “Non-Guarantor Subsidiary” in Section 1.1 of the Credit Agreement is amended and restated as follows:

For the avoidance of doubt, (x) Non-Controlled Subsidiaries and any Subsidiary that is not a Guarantor as of the Closing Date shall be deemed Non-Guarantor Subsidiaries, (y) no Project Holdco shall be deemed a Non-Guarantor Subsidiary and (z) Unrestricted Subsidiaries shall not be deemed Guarantors or Non-Guarantor Subsidiaries and shall only be deemed “Subsidiaries” to the extent set forth in the definition thereof.  Notwithstanding anything herein to the contrary, following the Stateline Project Acquisition, for so long as FSAM DS is not a wholly-owned Subsidiary of Borrower, FSAM DS shall be deemed a Non-Guarantor Subsidiary.

(xii)Clause (iv) of the definition of “Permitted Acquisition Transaction” in Section 1.1 of the Credit Agreement is amended and restated as follows:

(iv)Borrower shall be in compliance with the financial covenants set forth in Section 6.7 as of the last day of the previous Fiscal Quarter, by giving pro forma effect to such acquisition as if such acquisition had occurred on the last day of the previous Fiscal Quarter, and by deeming historical financial performance of the acquired Person or property for the 12-month period ending on such day to be equal to the projected financial performance for the following 12-month period (as determined in the good faith reasonable judgment of Borrower); provided that such pro forma calculation, for the avoidance of doubt, shall take into account and reflect all prior Permitted Acquisition Transactions, including all such transactions consummated in the same Fiscal Quarter as the relevant transaction; and provided, further, that, in the case of the Henrietta Project, the Stateline Project and any other Solar Energy Project where, following such acquisition, such Project receives cash payments in the Fiscal Quarter in which such acquisition occurs under the applicable power purchase agreement relating to such Project, but, pursuant to the Tax Equity Documents of any Subsidiary or the Organizational Documents of any Non-Controlled Subsidiary, in each case, that directly or indirectly owns such Project (as applicable), the next distribution of such cash payments, directly or indirectly, to Borrower will not occur until the immediately following Fiscal Quarter (as certified by an Authorized Officer of Borrower), such projected financial performance shall be the following four Fiscal Quarters after the Fiscal Quarter in which the acquisition occurs;

(xiii)The definition of “Tax Equity Documents” in Section 1.1 of the Credit Agreement is amended and restated as follows:

“Tax Equity Documents” means the limited liability company agreement or other joint venture agreement, equity capital contribution agreement or equity purchase and sale agreement, if any, and all other material agreements entered into in connection with a Tax Equity Financing.  For the avoidance of doubt, notwithstanding anything to the contrary set forth herein, following the Stateline Project Acquisition, for so long as FSAM DS is not a wholly-owned Subsidiary of Borrower, the limited liability company agreement of FSAM DS shall be deemed to be a Tax Equity Document.

(xiv)The definition of “Tax Equity Financing” in Section 1.1 of the Credit Agreement is amended and restated as follows:

“Tax Equity Financing” means any tax equity financing entered into in connection with the acquisition, sale, lease, financing or refinancing of one or more Solar Energy Projects with respect to the Project Owner thereof or any Non-Guarantor Subsidiary that is a direct or indirect parent of such Project Owner; provided that, with respect to any Tax Equity Financing entered into after the Signing Date, (i) in the case of any Tax Equity Financing of the Quinto Solar Project, the RPU Solar Project, the UC Davis Solar Project or the Macy’s Solar Project, Borrower shall cause the class of Equity Interests in the tax equity investment entity not held by the third-party tax equity investor to be owned by a Credit Party and pledged pursuant to the Pledge and Security Agreement and (ii) in the case of all other Tax Equity Financings, Borrower shall use commercially reasonable efforts to cause (A) the class of Equity Interests in the tax equity investment entity not held by the third-party tax equity investor to be owned, directly or indirectly, by a Credit Party and, to the extent owned directly by a Credit Party, pledged pursuant to the Pledge and Security Agreement and (B) the applicable Tax Equity Documents to provide that such Equity Interests are permitted to be pledged pursuant to the Pledge and Security Agreement.  For the avoidance of doubt, the arrangements reflected in the joint venture agreements of SG2 Holdings, LLC, NS Solar Holdings, LLC, ~~and~~ Lost Hills Blackwell Holdings, LLC, Parrey Holding Company, LLC and, following the Stateline Project Acquisition, DS Holdings shall be Tax Equity Financings hereunder.  Notwithstanding anything to the contrary set forth herein, following the Stateline Project Acquisition, for so long as FSAM DS is not a wholly-owned Subsidiary of Borrower, the joint venture arrangement through which FSAM DS is owned and controlled shall be deemed to be a Tax Equity Financing.

(xv)Section 2.13(d) of the Credit Agreement is amended by (x) adding the phrase “(other than the Henrietta Project and the Stateline Project)” after the term “Initial Project” in the second line of clause (i) thereof, and (y) adding the phrase “the Henrietta Project, the Stateline Project and” immediately before the phrase “any Acceptable Project” in the second line of clause (ii) thereof.

(xvi)Section 3.3(a) of the Credit Agreement is amended by adding the following new clause (vii) at the end thereof:

(vii)Compliance with Financial Covenants.  After making the Credit Extensions requested on such Credit Date, Borrower shall be in compliance on a pro forma basis with each of the financial covenants set forth in Section 6.7 by giving pro forma effect to such Credit Extension as if such Credit Extension had been made on the last day of the previous Fiscal

Quarter; provided that this clause (vii) shall not be a condition precedent to the issuance of any Performance Letter of Credit.

(xvii)Section 5.10 of the Credit Agreement is amended and restated as follows:

5.10.Interest Rate Protection.  No later than sixty (60) days following the Closing Date and at all times thereafter until the third anniversary of the Closing Date, Borrower shall obtain and cause to be maintained protection against fluctuations in interest rates pursuant to one or more Interest Rate Agreements in form and substance reasonably satisfactory to Administrative Agent, in order to ensure that no less than 50% of the aggregate principal amount of the Term Loans then outstanding (excluding any New Term Loans during the sixty (60)-day period after such New Term Loans have been made by the New Term Loan Lenders) is either (i) subject to such Interest Rate Agreements or (ii) Indebtedness that bears interest at a fixed rate.

(xviii)Clause (q) of Section 6.2 of the Credit Agreement is amended and restated as follows:

(q)Liens (i) in the nature of restrictions on changes in the direct or indirect ownership or control of any Non-Guarantor Subsidiary or the Equity Interests of any Joint Venture or (ii) that are set forth in (A) Section 3.03 of the Amended and Restated Limited Liability Company Agreement of SunPower Commercial II Class B, LLC, dated as of January 26, 2016, between SunPower AssetCo, LLC and 8point3 OpCo Holdings, LLC (as in effect on April 6, 2016), ~~or~~ (B) Section 3.03 of the Amended and Restated Limited Liability Company Agreement of SSCO III Class B Holdings, LLC, dated as of April 1, 2016, between SunPower AssetCo, LLC and 8point3 OpCo Holdings, LLC (~~in each case,~~ as in effect on April 6, 2016), (C) Section 3.03 of the Amended and Restated Limited Liability Company Agreement of SunPower Commercial III Class B, LLC, dated as of July 1, 2016, between SunPower AssetCo, LLC and 8point3 OpCo Holdings, LLC (as in effect on September 30, 2016) or (D) Section 3.03 of the Amended and Restated Limited Liability Company Agreement of Parrey Class B Member, LLC, dated as of September 29, 2016, between SunPower AssetCo, LLC and 8point3 OpCo Henrietta Holdings, LLC (as in effect on September 30, 2016);

(xix)Clause (b) of Section 6.7 of the Credit Agreement is amended and restated as follows:

(b)Leverage Ratio.

(i)Borrower shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter set forth below, beginning with the Fiscal Quarter ending August 31, 2015, to exceed the amount set forth below:

Measurement Period Ending	Leverage Ratio
August 31, 2015	7.00:1.00
November 30, 2015	7.00:1.00
February 28, 2016	7.00:1.00
May 31, 2016	7.00:1.00
August 31, 2016	5.50:1.00
November 30, 2016	6.00 ~~5.50~~:1.00
February 28, 2017	6.00 ~~5.50~~:1.00
May 31, 2017	6.00 ~~5.50~~:1.00
August 31, 2017	6.00:1.00
November 30, 2017	6.00:1.00
Thereafter	5.50 ~~5.00~~:1.00

~~provided, that if Borrower or any of its Subsidiaries have consummated a Qualified Acquisition in a Fiscal Quarter, the maximum Leverage Ratio that is permitted for the immediately succeeding two Fiscal Quarters shall be increased by 0.50:1.00 (provided that the maximum Leverage Ratio that is permitted after giving effect to this increase shall not be greater than 5.50:1.00).~~

(ii)Notwithstanding the foregoing, for purposes of being in pro forma compliance with the Leverage Ratio in this Section 6.7(b) as required in clause (iv) of the definition of Permitted Acquisition Transaction, the definition of Permitted Deferred Acquisition Obligation, clause (3) of Section 2.23, Section 3.3(a)(vii), Section 5.12, Section 6.1(b), Section 6.1(o), Section 6.4(c), Section 6.6(k), Section 6.8(i), Section 6.13, and Section 10.5(e), the Leverage Ratio shall not, as of the last day of the Fiscal Quarter ending on or prior to the date of determination, exceed the amount set forth below opposite such Fiscal Quarter:

Measurement Period Ending	Leverage Ratio
November 30, 2016	5.50:1.00
February 28, 2017	5.50:1.00
May 31, 2017	5.50:1.00
August 31, 2017	5.50:1.00
November 30, 2017	5.50:1.00
Thereafter	5.00:1.00

provided, that, for purposes of the pro forma Leverage Ratio test in this Section 6.7(b)(ii), if Borrower or any of its Subsidiaries have consummated a Qualified Acquisition in a Fiscal Quarter, the maximum Leverage Ratio that is permitted for the immediately succeeding two Fiscal Quarters shall be increased by 0.50:1.00

(provided that the maximum Leverage Ratio that is permitted for purposes of this Section 6.7(b)(ii) after giving effect to this increase shall not be greater than 5.50:1.00).

(iii)Notwithstanding anything to the contrary set forth herein, for purposes of calculating the Leverage Ratio in clauses (i) and (ii) of this Section 6.7(b), any Stateline Acquisition Indebtedness shall be excluded from the calculation of Total Consolidated Debt.

(xx)In Section 6.8 of the Credit Agreement, (i) the word “and” shall be deleted from the end of clause (p) and appended, preceded by a semicolon, in the place of the period at the end of clause (q), and (ii) following clause (q), a new clause (r) shall be added, as follows:

(r)Dispositions pursuant to the DS Holdings Amendment / Redemption.

(xxi)Section 6.13 of the Credit Agreement is amended and restated as follows:

Amendments or Waivers of Organizational Documents and Certain Material Contracts.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, agree or consent to any material amendment, restatement, supplement or other modification to, or waiver of any material term of, or material consent under, (a) any of its Organizational Documents in any manner adverse to the interests of any Agent, any Lender or any Secured Party (except in connection with the DS Holdings Amendment / Redemption), (b) Section 2.2 or Article III of the Omnibus Agreement (including any definitions used therein), except (i) as contemplated in clause (d) of the definition of “Acceptable Project” herein, or (ii) any such amendment, restatement, supplement, other modification, waiver or consent that (A) is not adverse to the interests of any  Agent, any Lender or any Secured Party and (B) does not materially amend, restate,  supplement or modify, or waive any material term under, Section 2.2 of the  Omnibus Agreement with respect of any Initial Project or any Acceptable Project  acquired with the proceeds of New Term Loans; provided, in the case of clause (ii), Borrower shall have delivered to Administrative Agent, no later than five (5)  Business Days prior to the effectiveness of any such amendment, restatement,  supplement, other modification, waiver or consent, as applicable, a certificate of an Authorized Officer of Borrower certifying that such amendment, restatement, supplement, other modification, waiver or consent, as applicable, satisfies the  requirements of clauses (ii)(A) and (ii)(B); (c) any Material Contract (other than any Tax Equity Document), in a manner that would reasonably be expected to have a Material Adverse Effect or (d) at any time when only one Sponsor Controls the Partnership and Borrower, any Management Services Agreement in a manner that increases amounts payable thereunder by any Credit Party or its Subsidiaries, in each case, without obtaining the prior written consent of Required Lenders to such amendment, restatement, supplement or other modification or waiver or consent.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, agree or consent to any termination of (i) the Omnibus Agreement prior to the day the last Initial Project achieves its Commercial Operation Date or during any period when an Acceptable Project is subject to Section 2.2 thereof; (ii) the Quinto Power Purchase Agreement or (iii) any other Material Contract, in the case of this clause (iii), to the extent it would reasonably be expected to have a Material Adverse Effect.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of any material term of, any Tax Equity Documents (except in connection with the DS Holdings Amendment / Redemption), unless after giving effect to any such amendment, restatement, supplement, or other modification or waiver Borrower shall be in compliance on a pro forma basis with each of the financial covenants set forth in Section 6.7.

(xxii)In Section 8.1 of the Credit Agreement, the word “or” shall be added to the end of clause (m) and following clause (m), a new clause (n) shall be added, as follows:

(n)(i)(x) Borrower shall make a payment in respect of the Stateline Acquisition Indebtedness in violation of the documentation evidencing such Indebtedness (including with respect to subordination) or (y) the Borrower or the holder of any Stateline Acquisition Indebtedness shall otherwise fail to perform or comply with the terms and conditions of the Stateline Acquisition Indebtedness (including with respect to subordination) for longer than ten Business Days, or (ii) the Obligations shall cease, for any reason, to constitute senior Indebtedness under the subordination provisions of the documents evidencing the Stateline Acquisition Indebtedness or such subordination provisions shall be invalidated or cease to be in full force and effect or shall be declared null and void, or any Credit Party or the holder of any Stateline Acquisition Indebtedness shall contest the validity or enforceability of the instruments evidencing such Stateline Acquisition Indebtedness in writing;

(xxiii)Each Lender hereby waives the limitation set forth in Clause (8) of Section 2.23 of the Credit Agreement limiting the aggregate principal amount of New Term Loans that may be used to acquire an Acceptable Project where the Project Owner of such Acceptable Project would not be a subsidiary of Borrower and a Restricted Subsidiary under the Credit Agreement to $75,000,000.

(xxiv)The Credit Agreement is amended to add Schedule 1.1(E) in the form attached at Annex I to this Agreement.

(xxv)The Credit Agreement is amended by replacing Exhibit C thereto in its entirety with the form attached hereto as Annex II to this Agreement.

(xxvi)The Pledge and Security Agreement, as supplemented by those certain Pledge Supplements dated as of January 26, 2016, March 31, 2016, April 1, 2016, July 1, 2016 and September 29, 2016, shall be supplemented and amended in the manner described in Annex III to this Agreement.

2.Incremental Joinder.  Subject to the terms and conditions set forth herein, each Series A New Term Loan Lender severally agrees to make Series A New Term Loans to the Borrower on up to four occasions during the Series A Commitment Period (as defined below) in an aggregate principal amount not to exceed such Series A New Term Loan Lender’s Series A New Term Loan Commitment as set forth in Schedule A.  Each Series A New Term Loan Lender’s Series A New Term Loan Commitment shall commence on the Joinder Effective Date (as defined below) and shall terminate immediately and without further action on January 1, 2017 (the “Series A Commitment Termination Date” and such period, the “Series A Commitment Period”).  Pursuant to Section 2.23 of the Credit Agreement, the Series A New Term Loans shall constitute a separate Series of Term Loans and shall have the following terms:

(i)Applicable Margin.  The Applicable Margin with respect to the Series A New Term Loans shall mean (a) with respect to Base Rate Loans, 1.00% per annum and (b) with respect to Eurodollar Rate Loans, 2.00% per annum.

(ii)Voluntary Prepayments.  The Series A New Term Loans may be optionally prepaid as set forth in Section 2.12(a) of the Credit Agreement.  The Series A New Term Loan Commitments may be terminated as set forth in Section 2.12(b) of the Credit Agreement in the same manner as the Delayed Draw Term Loan Commitments.  Borrower hereby agrees that all optional prepayments of Term Loans outstanding under the Credit Agreement as of the date hereof (“Existing Loans”) and Series A New Term Loans shall be applied on a pro rata basis among Existing Loans and Series A New Term Loans, in the aggregate.

(iii)Mandatory Prepayments.  The Series A New Term Loans shall be subject to mandatory prepayments and Series A New Term Loan Commitments shall be subject to mandatory reductions, as applicable, on the same basis as Term Loans and Delayed Draw Term Loan Commitments as set forth in Section 2.13(a) through 2.13(d) of the Credit Agreement in accordance with Sections 2.13 and 2.14 of the Credit Agreement.  Such mandatory prepayments shall be allocated between Existing Loans and Series A New Term Loans on a pro rata basis in accordance with Section 2.14(b) of the Credit Agreement.

(iv)Amortization and Maturity Date.  There shall be no amortization of the Series A New Term Loans.  The entire outstanding principal of the Series A New Term Loans shall be due on the Maturity Date.  The Maturity Date for the Series A New Term Loans shall be June 24, 2020.

(v)Borrowing Mechanics.

(a)Any amount of Series A New Term Loans borrowed and subsequently repaid or prepaid may not be reborrowed.  Series A New Term Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount, and Series A New Term Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $2,000,000 and integral multiples of $100,000 in excess of that amount.

(b)Subject to Section 3.3(ii) of this Agreement, whenever Borrower desires that Lenders make Series A New Term Loans (the date of such drawing, a “Series A New Term Loan Draw Date”), Borrower shall deliver to Administrative Agent a fully executed Funding Notice (x) no later than 11:00 a.m. (New York City time) with respect to Base Rate Loans and (z) at least three Business Days prior to any Series A New Term Loan Draw Date with respect to any Series A New Term Loans which are Eurodollar Rate Loans (or such shorter period as may be acceptable to Administrative Agent); provided that, with respect to Series A New Term Loans that are Base Rate Loans requested to be made on the Joinder Effective Date, Borrower shall deliver such Funding Notice no later than 11:00 a.m. (New York City time) on the Joinder Effective Date.  Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(c)Each Series A New Term Loan Lender shall make its Series A New Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on any such Series A New Term Loan Draw Date, by wire transfer of same day funds in Dollars, at the principal office designated by Administrative Agent.  Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Series A New Term Loan available to Borrower on the Series A New Term Loan Draw Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Series A New Term Loan Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by Borrower.

(d)Notwithstanding anything herein to the contrary, Borrower shall not be permitted to deliver a Funding Notice in respect of Series A New Term Loans, and the Series A New Term Loan Lenders shall not be required to fund Series A New Term Loans pursuant to their respective Series A New Term Loan Commitments, other than:

(i)Series A New Term Loans in an aggregate principal amount of up to $134,000,000, on or after the date of the consummation of the Henrietta Project Acquisition;

(ii)Series A New Term Loans in an aggregate principal amount of up to $171,250,000, in the event the Stateline Project Acquisition shall consist of the acquisition of a 50% equity interest in FSAM DS, on or after the date of the consummation of the Stateline Project Acquisition; and

(iii)Series A New Term Loans in an aggregate principal amount of up to $250,000,000, in the event the Stateline Project Acquisition shall consist of the acquisition of a 100% equity interest in FSAM DS, on or after the date of the consummation of the Stateline Project Acquisition;

provided that, in each case, whether one or both of the Henrietta Project Acquisition and Stateline Project Acquisition are consummated, the aggregate principal amount of Series A New Term Loans requested pursuant to any Funding Notice and required to be funded by any Series A New Term Loan Lender, shall not exceed the amount of the then outstanding Series A New Term Loan Commitments less the aggregate amount of all outstanding Series A New Term Loans previously funded, if any.

(vi)Series A New Term Loan Commitment Fee.  Borrower agrees to pay to Series A New Term Loan Lenders having Series A New Term Loan Commitments commitment fees equal to, for the period beginning on the Joinder Effective Date through the Series A Commitment Termination Date, (1) the average of the daily difference between (A) the Series A New Term Loan Commitments and (B) the aggregate principal amount of all outstanding Series A New Term Loans, times (2) 0.30%, calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on the last Business Day of each Fiscal Quarter and on the last Series A New Term Loan Draw Date (which shall be the earlier of (x) the fourth (4th) Series A New Term Loan Draw Date and (y) the date on which the aggregate amount of Series A New Term Loans made on or prior thereto shall equal the Series A New Term Loan Commitments) or if earlier, the date on which the Series A New Term Loan Commitments terminate, including on the Series A Commitment Termination Date pursuant to this Section 2 or otherwise.

(vii)New Lenders.  Each Series A New Term Loan Lender acknowledges and agrees that upon effectiveness of this Agreement and the Series A New Term Loan Commitments, such Series A New Term Loan Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.

(viii)Credit Agreement Governs.  Except as set forth in this Agreement, the Series A New Term Loans shall have identical terms as the Closing Date Term Loans and shall otherwise be subject to the provisions, including any provisions restricting the rights, or regarding the obligations, of the Credit Parties or any provisions regarding the rights of the Lenders, of the Credit Agreement and the other Credit Documents, each reference to a “Loan” or “Term Loan” or “Obligations” in the Credit Agreement and the other Credit Documents shall be deemed to include the Series A New Term Loans and other related terms will have correlative meanings mutatis mutandis.  The Series A Term Loan Commitments shall be treated in the same manner as the Delayed Draw Term Loan Commitments under Section 7.6, Section 7.8, Section 7.13, the last paragraph of Section 8.1 and Section 10.5(c)(i).  For the avoidance of doubt, after giving effect to this Agreement, the Incremental Facilities under Section 2.23 shall be deemed fully utilized and no longer available.

Each Series A New Term Loan Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and it is sophisticated with respect to decisions to make loans similar to those contemplated to be made hereunder and it is experienced in making loans of such type; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent and appoints and authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent and the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

3.Conditions to Effectiveness; Series A New Term Loan Draw Date.

(i)Joinder and Amendment Effective Date.  This Agreement shall become effective on the first date on which the following conditions precedent have been satisfied or waived (the date on which such conditions shall have been satisfied or waived, the “Joinder Effective Date”):

(a)This Agreement shall have been executed and delivered by Borrower, the Partnership, the other Credit Parties, each Series A New Term Loan Lender, the Required Lenders (determined prior to giving effect to the Series A New Term Loan Commitments) and the Administrative Agent;

(b)The Administrative Agent shall have received (1) a certificate of each Credit Party dated as of the Joinder Effective Date signed by an Authorized Officer of such Credit Party (i) (A) certifying and attaching the resolutions or similar consents adopted by the member, board of directors or similar governing body of such Credit Party approving or consenting to the execution, delivery and performance of this Agreement, (B) certifying that the certificate or articles of incorporation or formation and by-laws or operating (or limited liability company) agreement of such Credit Party either (x) have not been amended since the Closing Date (or, in the case of any Credit Party party to a Counterpart Agreement, the date of such Counterpart Agreement) or (y) are attached as an exhibit to such certificate, and (C) certifying as to the incumbency and specimen signature of each officer executing this Agreement and any related documents on behalf of such Credit Party and (ii) in the case of the Borrower, certifying as to the matters set forth in clauses (e), (f), (g), (h) and (i) below; and (2) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation, dated the Joinder Effective Date or a recent date prior thereto;

(c)All fees, including upfront fees payable to the Series A New Term Lenders and fees payable to the Agents, any payments required pursuant to Section 2.17(c) of the Credit Agreement and expenses payable pursuant hereto and pursuant to Section 10.2 of the Credit Agreement which have accrued to the Joinder Effective Date and have been invoiced to Borrower prior to the Joinder Effective Date, shall have been paid or reimbursed;

(d)The Administrative Agent shall have received an opinion of Skadden, Arps, Meagher & Flom LLP, in form and substance reasonably satisfactory to the Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to the Administrative Agent);

(e)Both immediately before and after giving effect to the Series A New Term Loan Commitments and this Agreement, the representations and warranties of the Credit Parties contained in Section 4 of the Credit Agreement and in each other Credit Document shall be true and correct in all material respects on and as of the Joinder Effective Date to the same extent as though made on such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(f)The representations and warranties in Section 4 of this Agreement shall be true and correct in all material respects on and as of the Joinder Effective Date;

(g)As of the Joinder Effective Date, no event shall have occurred and be continuing or would result from the consummation of the Series A New Term Loan Commitments and the transactions to be consummated on the Joinder Effective Date that would constitute an Event of Default or a Default;

(h)Borrower shall be in compliance with Section 5.10 of the Credit Agreement after giving effect to the incurrence of the Series A New Term Loans; and

(i)Borrower shall have delivered to the Administrative Agent (i) an organizational structure and capital structure of the Partnership and its Subsidiaries giving effect to the Henrietta Project Acquisition and the Stateline Project Acquisition, in each case, as such acquisition is then contemplated to be consummated, and (ii) true and complete copies of (A) the Tax Equity Documents and other Organizational Documents, as in effect on the Joinder Effective Date, of the Subsidiaries (including Non-Guarantor Subsidiaries and Non-Controlled Subsidiaries) that are expected to own, directly or indirectly, the Henrietta Project and the Stateline Project following the consummation of the Henrietta Project Acquisition and the Stateline Project Acquisition, respectively, and (B) each power purchase agreement in respect of the Henrietta Project that, upon the effectiveness of this Agreement, shall constitute a Major PPA.

(ii)Series A New Term Loan Draw Date.   The obligation of each Series A New Term Loan Lender to make Series A New Term Loans on any Series A New Term Loan Draw Date is subject to satisfaction or waiver of the following conditions on or before the Series A Commitment Termination Date:

(a)The Joinder Effective Date shall have occurred;

(b)All fees, including commitments fees payable to the Series A New Term Lenders pursuant to this Agreement, any payments required pursuant to Section 2.17(c) of the Credit Agreement and expenses payable pursuant hereto and pursuant to Section 10.2 of the Credit Agreement which have accrued to such Series A New Term Loan Draw Date and have been invoiced to Borrower prior to such Series A New Term Loan Draw Date, shall have been paid or reimbursed;

(c)The Administrative Agent shall have received a certificate of Borrower dated as of such Series A New Term Loan Draw Date signed by an Authorized Officer of Borrower, certifying as to the matters set forth in clauses (d), (e), (f), (h), (i), (j) and (l) below;

(d)Both immediately before and after giving effect to the Series A New Term Loans on such Series A New Term Loan Draw Date, the representations and warranties of the Credit Parties contained in Section 4 of the Credit Agreement and in each other Credit Document shall be true and correct in all material respects on and as of such Series A New Term Loan Draw Date to the same extent as though made on such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(e)The representations and warranties in Section 4 of this Agreement shall be true and correct in all material respects on and as of such Series A New Term Loan Draw Date;

(f)As of such Series A New Term Loan Draw Date, no event shall have occurred and be continuing or would result from the consummation of the Series A New Term Loans and the transactions to be consummated on such Series A New Term Loan Draw Date that would constitute an Event of Default or a Default;

(g)Borrower shall have consummated the Henrietta Project Acquisition and, if applicable, the Stateline Project Acquisition, and acquired the Henrietta Acquired Interests and, if applicable, the Stateline Acquired Interests, or either such acquisition shall be consummated upon the funding of the Series A New Term Loans to be made on such Series A New Term Loan Draw Date, and in connection with such acquisition Borrower shall have delivered:  (i) a certificate of an Authorized Officer of Borrower as required by the definition of “Acceptable Project”; (ii) all certificates and other documents required pursuant to the requirements of a “Permitted Acquisition Transaction” (after giving effect to the amendments in this Agreement); and (iii) copies of any amendments or other modifications to the Tax Equity Documents and power purchase documents entered into in respect to the Henrietta Project or, if applicable, the Stateline Project;

(h)Borrower shall be in compliance with Section 5.10 of the Credit Agreement after giving effect to the incurrence of the Series A New Term Loans on such Series A New Term Loan Draw Date;

(i)Borrower shall have delivered (i) an updated organizational structure and capital structure of the Partnership and its Subsidiaries, which (A) shall give effect to the Henrietta Project Acquisition and/or the Stateline Project Acquisition (as applicable), and (B) with respect to the Subsidiaries that own, directly or indirectly, the Henrietta Project and the Stateline Project (as applicable), shall be consistent with any organizational structure and capital structure previously delivered to the Administrative Agent pursuant to clause 3(i)(i) or this clause 3(ii)(i), respectively, of this Agreement (other than such changes thereto that are reasonably satisfactory to the Administrative Agent), (ii) to the extent not previously delivered pursuant to clause 3(i)(i) or this clause 3(ii)(i) of this Agreement, (A) the Tax Equity Documents and other Organizational Documents of any Subsidiaries (including Non-Guarantor Subsidiaries and Non-Controlled Subsidiaries) that own, directly or indirectly, the Henrietta Project Owner and the Stateline Project Owner, and (B) any amendment, restatement, supplement or other modification or waiver to any such Tax Equity Document or other Organizational Document previously delivered pursuant to clause 3(i)(i) or this clause 3(ii)(i) of this Agreement, in the case of clauses (A) and (B), each of which shall be reasonably satisfactory to the Administrative Agent, and (iii) in connection with the Stateline Project Acquisition, each power purchase agreement in respect of the Stateline Project that, following the consummation of the Stateline Project Acquisition, is expected to constitute a Major PPA, which shall be reasonably satisfactory to the Administrative Agent;

(j)Since the Joinder Effective Date, (i) none of the Tax Equity Documents or other Organizational Documents delivered pursuant to clause 3(i)(i) of this Agreement have been amended, restated, supplemented or otherwise modified, in any material respect, nor has any material term thereunder been waived or material consent been agreed, in each case, in any manner adverse to the interests of any Agent, any Lender or any Secured Party, and (ii) no power purchase agreement previously delivered to the Administrative Agent pursuant to clause 3(i)(i) or clause 3(ii)(i) of this Agreement shall have been amended, restated, supplemented or otherwise modified, in any material respect, nor has any material term thereunder been waived, or material consent been agreed, in each case, in a manner that would reasonably be expected to have a Material Adverse Effect, except, (A) where applicable, for any amendment or modification to the Organizational Documents of FSAM DS that results in any term or condition thereof becoming substantially similar to the analogous provision of the DS Holdings LLC Agreement (as in effect on the Joinder Effective Date), and (B) in the case of clauses (i) and (ii) of this clause 3(ii)(j), any amendments, restatements, supplements, modifications or waivers or consents that are reasonably acceptable to the Administrative Agent;

(k)Administrative Agent shall have received a fully executed and delivered Funding Notice executed by an Authorized Officer of Borrower; and

(l)The Administrative Agent shall have received consolidated projections of the Borrower for the period of Fiscal Year 2016 through and including Fiscal Year 2020, on a quarterly basis for Fiscal Year 2016 and Fiscal Year 2017 and  on a yearly basis thereafter, and such projections shall show that the Debt Service Coverage Ratios and Leverage Ratios (after giving effect to the amendments set forth in this Agreement and the other transactions contemplated hereby on the applicable Series A New Term Loan Draw Date) calculated for each of the four Fiscal Quarters immediately following the applicable Series A New Term Loan Draw Date, and giving pro forma effect to the Henrietta Project Acquisition and, if applicable, the Stateline Project Acquisition, are in compliance with the financial covenants in Section 6.7 of the Credit Agreement (for the avoidance of doubt, applying the leverage ratio levels applicable to Permitted Acquisition Transactions), including in reasonable detail the pro forma calculations together with a certification that such pro forma calculations are based on good faith estimates and assumptions made by the management of Borrower.

4.Representations and Warranties.  By its execution of this Agreement, the Borrower hereby certifies that:

(i)each Credit Party has all requisite power and authority to execute, deliver and carry out the terms and provisions of this Agreement and the transactions contemplated hereby and has taken all necessary limited liability or other organizational action to authorize the execution, delivery and performance of this Agreement.  Each Credit Party has duly executed and delivered this Agreement and this Agreement is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(ii)the execution, delivery and performance by the Credit Parties of this Agreement and the consummation of the transactions contemplated hereby do not (a) violate (1) any provision of any law or any governmental rule or regulation applicable to the Partnership or any other Credit Party or, to the extent such violation would reasonably be expected to have a Material Adverse Effect, any other Subsidiary of the Partnership, (2) any of the Organizational Documents of the Partnership or any of its Subsidiaries, or (3) any order, judgment or decree of any court or other agency of government binding on the Partnership or any of its Subsidiaries except, in this clause (a)(3), where such violation would not reasonably be expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under the (i) Credit Agreement and other Credit Documents or (ii) any other Contractual Obligation of the Partnership or any of its Subsidiaries except to the extent, in the case of this clause (ii), such conflict, breach or default would not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Partnership or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, for the benefit of the Secured Parties); or (d) require (1) any approval of stockholders, members or partners or (2) any approval or consent of any Person under any Contractual Obligation of the Partnership or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Joinder Effective Date and are in full force and effect and except, solely with respect to the preceding clause (2), for any such approvals or consents the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect;

(iii)The execution, delivery and performance by the Credit Parties of this Agreement and the consummation of the transactions contemplated hereby do not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except as have already been received and except for (i) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Joinder Effective Date or any Series A New Term Loan Draw Date, as applicable, and (ii) registrations, consents, approvals, notices or other actions necessary in connection with an exercise of remedies under the Credit Documents;

(iv)The Commercial Operation Date for the Quinto Solar Project has occurred on or prior to the date hereof;

(v)The Delayed Draw Term Loan Commitments have been utilized in full; and

(vi)Borrower is in pro forma compliance with the covenants set forth in Section 6.7 (after giving effect to this Agreement) as of the last day of the most recent Fiscal Quarter after giving effect to the Series A New Term Loan Commitments and the acquisitions of the Henrietta Project and the Stateline Project, as applicable.

5.Use of Proceeds.  The Borrower covenants and agrees that it will use the proceeds of the Series A New Term Loans for the Henrietta Project Acquisition, the Stateline Project Acquisition and, without in any way limiting clause 2(v)(d) of this Agreement, after consummation of the Henrietta Project Acquisition or the Stateline Project Acquisition, the acquisition of other Acceptable Projects, and to pay any costs, fees and expenses related to such transactions and this Agreement, or to reimburse the Borrower for any such costs, fees or expenses (including to repay Revolving Loans, and any accrued interest thereon, the proceeds of which were used in connection with any Project Acquisition).

6.Waiver of Notice. By its execution of this Agreement, the Required Lenders and each Series A New Term Loan Lender hereby waives the requirement in Section 2.23 of the Credit Agreement that written notice by the Borrower of its election to request any New Term Loan Commitments be not less than ten Business Days prior to the date on which the Borrower proposes that such New Term Loan Commitments shall become effective.

7.Eligible Assignee.  By its execution of this Agreement, each Series A New Term Loan Lender represents and warrants that it is an Eligible Assignee and the consents of each of the Administrative Agent and Borrower have been obtained, as necessary.

8.Notice.  For purposes of the Credit Agreement, the initial notice address of each Series A New Term Loan Lender shall be set forth below its signature below.

9.Non-US Lenders.  For each Series A New Term Loan Lender that is a Non-US Lender, delivered herewith to Administrative Agent are such forms, certificates or other evidence with respect to Untied States federal income tax withholding matters as such Series A New Term Loan Lender may be required to deliver to the Administrative Agent pursuant to Section 2.19(c) of the Credit Agreement.

10.Recordation of New Loans.  Upon execution and delivery hereof, the Administrative Agent will record the Series A New Term Loans made by Series A New Term Loan Lenders in the Register.

11.Reaffirmation of the Credit Parties.

Each Credit Party hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this Agreement and consents to the transactions effected pursuant to this Agreement.  Each Credit Party hereby confirms and reaffirms that each Credit Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Credit Documents, the payment and performance of all “Obligations” and “Secured Obligations”, as applicable (including, without limitation, the Series A New Term Loans), under each of the Credit Documents to which it is a party (in each case, as such terms are defined in the applicable Credit Document).

Each Credit Party acknowledges and agrees that, after giving effect to this Agreement, any of the Credit Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Agreement.  As of the Joinder Effective Date and each Series A New Term Loan Draw Date, each Credit Party reaffirms each Lien it granted to the Collateral Agent for the benefit of the Secured Parties, and any Liens that were otherwise created or arose under each of the Credit Documents to which such Credit Party is party and reaffirms the guaranties made in favor of each Secured Party under each of the Credit Documents to which such Credit Party is party, which Liens and guaranties shall continue in full force and effect during the term of the Credit Agreement and any amendments, amendments and restatements, supplements or other modifications thereof and shall continue to secure the Obligations of the Borrower and the other Credit Parties (including, without limitation, the Series A New Term Loans) under any Credit Document and guarantee the Obligations of the Borrower and the other Credit Parties (including, without limitation, the Series A New Term Loans) under any Credit Document, in each case, on and subject to the terms and conditions set forth in the Credit Agreement and the other Credit Documents.

Each Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Agreement, such Guarantor is not required by the terms of the Credit Agreement or any other Credit Document to consent to the transactions effected pursuant to this Agreement and (ii) nothing in the Credit Agreement, this Agreement or any other Credit Document shall be deemed to require the consent of such Guarantor to any future consents to the Credit Agreement.

12.Amendment, Modification and Waiver.  This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

13.Entire Agreement.  This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties hereto with respect to the subject matter hereof.  Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Credit Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  It is understood and agreed that each reference in each Credit Document to the Credit Agreement, whether direct or indirect, shall hereafter be deemed to be a reference to the Credit Agreement as amended hereby.

14.GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

15.WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OF SERVICES HEREUNDER.

16.Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

17.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by telecopier or other electronic means of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

18.Credit Document.  This Agreement shall constitute a “Credit Document” for all purposes of the Credit Agreement and the other Credit Documents (it being understood that for the avoidance of doubt this Agreement may be amended or waived solely by the parties hereto).

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the date first written above.

8POINT3 OPERATING COMPANY, LLC

By:	/s/ Charles D. Boynton
Name: Charles D. Boynton
Title: Authorized Signatory

8POINT3 ENERGY PARTNERS LP

By:	/s/ Charles D. Boynton
Name: Charles D. Boynton
Title: Authorized Signatory

FSAM SG2 HOLDINGS, LLC

By:	/s/ Bryan Schumaker
Name: Bryan Schumaker
Title: Authorized Signatory

FSAM NS HOLDINGS, LLC

By:	/s/ Bryan Schumaker
Name: Bryan Schumaker
Title: Authorized Signatory

FSAM LOST HILLS BLACKWELL HOLDINGS, LLC

By:	/s/ Bryan Schumaker
Name: Bryan Schumaker
Title: Authorized Signatory

SSCA XIII MANAGING MEMBER, LLC

By:	/s/ Charles D. Boynton
Name: Charles D. Boynton
Title: Authorized Signatory

SUNPOWER COMMERCIAL MANAGING MEMBER I, LLC

By:	/s/ Charles D. Boynton
Name: Charles D. Boynton
Title: Authorized Signatory

[8Point3 Second Amendment and Incremental Joinder Agreement]

SSCA XXXI MANAGING MEMBER, LLC

By:	/s/ Charles D. Boynton
Name: Charles D. Boynton
Title: Authorized Signatory

8POINT3 OPCO HOLDINGS, LLC

By:	/s/ Charles D. Boynton
Name: Charles D. Boynton
Title: Authorized Signatory

SUNPOWER COMMERCIAL II CLASS B, LLC

By:	/s/ Charles D. Boynton
Name: Charles D. Boynton
Title: Authorized Signatory

SSCO III CLASS B HOLDINGS, LLC

By:	/s/ Charles D. Boynton
Name: Charles D. Boynton
Title: Authorized Signatory

SSCO III MANAGING MEMBER, LLC

By:	/s/ Charles D. Boynton
Name: Charles D. Boynton
Title: Authorized Signatory

FSAM KINGBIRD SOLAR HOLDINGS, LLC

By:	/s/ Bryan Schumaker
Name: Bryan Schumaker
Title: Authorized Signatory

SUNPOWER COMMERCIAL III CLASS B, LLC

By:	/s/ Charles D. Boynton
Name: Charles D. Boynton
Title: Authorized Signatory

8POINT3 OPCO HENRIETTA HOLDINGS, LLC

By:	/s/ Charles D. Boynton
Name: Charles D. Boynton
Title: Authorized Signatory

[8Point3 Second Amendment and Incremental Joinder Agreement]

PARREY CLASS B MEMBER, LLC

By:	/s/ Charles D. Boynton
Name: Charles D. Boynton
Title: Authorized Signatory

[8Point3 Second Amendment and Incremental Joinder Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

as Administrative Agent

By:	/s/ Lucie Campos Caresmel
Name: Lucie Campos Caresmel
Title: Director

By:	/s/ Ghislain Descamps
Name: Ghislain Descamps
Title: Managing Director
Credit Agricole CIB

[8Point3 Second Amendment and Incremental Joinder Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

as Series A New Term Loan Lender

By:	/s/ Ghislain Descamps
Name: Ghislain Descamps
Title: Managing Director
Credit Agricole CIB

By:	/s/ Lucie Campos Caresmel
Name: Lucie Campos Caresmel
Title: Director

[8Point3 Second Amendment and Incremental Joinder Agreement]

Bank of America, N.A.,

as a Series A New Term Loan Lender

By:	/s/ Maggie Halleland
Name: Maggie Halleland
Title: Vice President

Wells Fargo Bank, N.A.

as a Series A New Term Loan Lender

By:	/s/ Patrick Engel
Name: Patrick Engel
Title: Director

JP MORGAN CHASE BANK, N.A.,
as a Series A New Term Loan Lender and as a Lender

By:	/s/ Gregory T. Martin
Name: Gregory T. Martin
Title: Executive Director

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Series A New Term Loan Lender and as a Lender

By:	/s/ Ilene A. Hernandez
Name: Ilene A. Hernandez
Title: Assistant Vice President, 20514

CITIBANK, N.A.,
as a Series A New Term Loan Lender and as a Lender

By:	/s/ Michael Vondriska
Name: Michael Vondriska
Title: Vice President

MIZUHO BANK, LTD.,
as a Series A New Term Loan Lender and as a Lender

By:	/s/ Nelson Chang
Name: Nelson Chang
Title: Authorized Signatory

[8Point3 Second Amendment and Incremental Joinder Agreement]

Deutsche Bank AG New York Branch,
as a Lender

By:	/s/ Marcus M. Tarkington
Name: Marcus M. Tarkington
Title: Director

By:	/s/ Peter Cucchiara
Name: Peter Cucchiara
Title: Vice President

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Mehmet Barlas
Name: Mehmet Barlas
Title: Authorized Signatory

MUFG UNION BANK, N.A.,
as a Lender

By:	/s/ Robert MacFarlane
Name: Robert MacFarlane
Title: Director

[8Point3 Second Amendment and Incremental Joinder Agreement]

SCHEDULE A
TO SECOND AMENDMENT AND INCREMENTAL JOINDER AGREEMENT

Series A New Term Loan Commitments

Name of New Term Loan Lender	Series A New Term Loan Commitment
Bank of America, N.A.	$75,000,000
Wells Fargo Bank, National Association	$75,000,000
Mizuho Bank, Ltd.	$35,000,000
Credit Agricole Corporate and Investment Bank	$22,500,000
Citibank, N.A.	$17,500,000
JPMorgan Chase Bank, N.A.	$15,000,000
HSBC Bank USA, N.A.	$10,000,000
Total	$250,000,000

ANNEX I
TO SECOND AMENDMENT AND INCREMENTAL JOINDER AGREEMENT

See attached.

Schedule 1.1(E)

Stateline Acquisition Indebtedness Terms

I.  Terms of Subordinated Seller Note (the “Seller Note”)

Borrower:	8point3 Operating Company, LLC

Lender:	First Solar Asset Management, LLC or any other wholly-owned subsidiary of First Solar, Inc. (“Seller”)

Principal Note Amount:	Up to $50,000,000

Maturity:	6 months after the Maturity Date (the “Note Maturity Date”)

Amortization:	No scheduled amortization payments. The entire outstanding principal balance of the Seller Note will be due and payable on the Note Maturity Date.

Interest Rate:	4% per annum; provided that interest shall accrue at a rate of 6% per annum:

(a) in respect of all amounts outstanding under the Seller Note upon the occurrence and during the continuance of any Note Event of Default (as defined below); and

(b) in respect of the amount of any interest payment accrued as a PIK (as defined below).

Interest Payments:

Quarterly in arrears, to be paid solely from amounts that would, at such time, otherwise be permitted to be distributed as a Restricted Junior Payment pursuant to Section 6.4(c) of the Credit Agreement by the Borrower (“Distributable Cash”), such amounts, in any Fiscal Quarter, not to exceed the Quarterly Prepayment Threshold (as defined below) for such Fiscal Quarter; provided that, to the extent the Borrower does not have sufficient Distributable Cash to pay any such Interest Payment in cash, the portion thereof not paid in cash shall be accrued as a payment-in-kind (“PIK”) and added to the outstanding balance of the Seller Note.

Optional Prepayments:	None

SCHEDULE 1.1(E) - 1

Mandatory Prepayment:

The Seller Note will set forth a schedule of values for each Fiscal Quarter until the Note Maturity Date (each value, a “Quarterly Prepayment Threshold”) which, in the case of each such Fiscal Quarter, will not exceed the amount for such Fiscal Quarter set forth in the table attached at Appendix A to this Schedule 1.1(E).

Mandatory prepayments will be permitted, without premium or penalty:

(a)    at the end of each Fiscal Quarter, on the interest payment date, in an amount not to exceed the sum of (i) the Quarterly Prepayment Threshold for such Fiscal Quarter (less the amount of, and only after, interest paid in such Fiscal Quarter), plus (ii) any portion of the Quarterly Prepayment Threshold for any previous Fiscal Quarter which Borrower failed to use to pay interest or make a mandatory prepayment for any reason; provided that all amounts allocated to such mandatory prepayment constitute Distributable Cash; and

(b)    with 100% of any Net Equity Proceeds from the sale or issuance of any common Equity Interests of the Partnership received by Borrower so long as no Default or Event of Default has occurred and is continuing or would result therefrom and Borrower is in pro forma compliance with the financial covenants treating such payment as a Restricted Junior Payment pursuant to Section 6.4(c) of the Credit Agreement.

Any mandatory prepayment pursuant to clause (a) above may be waived at the discretion of the Seller, and any mandatory prepayment pursuant to clause (b) above may only be waived with the consent of the Required Lenders.

Priority of Payments:	No payment shall be made under the Seller Note in respect of any Fiscal Quarter until all debt service due and payable on the Obligations for such Fiscal Quarter has been paid in full.

Events of Default:	None until the Note Maturity Date, other than any event which would constitute an Event of Default pursuant to Sections 8.1(f) or 8.1(g) of the Credit Agreement (each, a “Note Event of Default”).

Security:	None

Assignments:	Non-transferrable by Seller

Use of Proceeds:

The Seller Note may be issued and proceeds of the Seller Note used solely to pay a portion of the consideration for the acquisition by Borrower, indirectly, of 100% of the Equity Interest of FSAM DS, which will indirectly own an approximately 34% interest in the Stateline Project.

SCHEDULE 1.1(E) - 2

II.  Subordination Terms

Section 1.Definitions and Rules of Interpretation. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.  The rules of construction set forth in the Credit Agreement shall apply to this document as if fully set forth herein.  In addition, the following terms shall have the following meanings:

1.1

“Subordinated Lender” shall mean Seller and any other lender to whom any of the Subordinated Indebtedness is owed and any holder of any document evidencing such Subordinated Indebtedness, in each case, solely in such Person’s capacity as such.

1.2	“Subordinated Indebtedness” shall mean any unsecured indebtedness of the Borrower under the Seller Note.
1.3

“Termination Date” means the date on which (i) the Obligations (other than contingent or indemnification obligations for which no claim has been made) have been indefeasibly paid in full in cash, (ii) all Commitments shall have terminated or expired and (iii) all Letters of Credit shall have expired or been cancelled (other than Letters of Credit that have been Cash Collateralized or supported by backstop letters of credit in accordance with Section 2.4(i)(ii) of the Credit Agreement, or as to which other arrangements satisfactory to the applicable Issuing Bank shall have been made).

Section 2.Ranking of Obligations.

2.1

Until the Termination Date, (i) the Subordinated Lender and the Borrower hereby agree that all Subordinated Indebtedness is and shall be subordinated in right of payment and liquidation in relation to all Obligations to the extent and in the manner hereinafter set forth, (ii) except as provided in Section 2.2 hereof, no payments or other distributions whatsoever in respect of any part of the Subordinated Indebtedness shall be made nor shall any property or assets of the Borrower be applied to the purchase or other acquisition or retirement of any part of the Subordinated Indebtedness, and (iii) the Subordinated Lender agrees that it will not ask, demand, sue for, take or receive from or for the account of the Borrower (whether directly or indirectly), by set-off or in any other manner, payments in respect of the Subordinated Indebtedness, or any security therefor, except with the prior written consent of the Required Lenders.

2.2

Notwithstanding the restrictions set forth in Section 2.1 above, but without limitation to the rights of the Secured Parties under the terms of the Credit Documents, on or following the date of incurrence of the Subordinated Indebtedness and until the Termination Date, the Borrower may make prepayments of principal of, and payments of interest on, and other amounts owing in respect of, the Subordinated Indebtedness solely out of and to the extent of any funds permitted to be paid out as a dividend by the Borrower in accordance with the terms of the Credit Documents and the Seller Note.

2.3

Payments of the Subordinated Indebtedness not payable by reason of Section 2.2 above shall be deferred until the date on which such payment may be made in accordance with the terms hereof; provided that, in the event that the payment of the Subordinated Indebtedness is so deferred or the conditions to payment have not been satisfied in accordance with the terms hereof, such delay in payment shall not constitute a default in respect of the Subordinated Indebtedness.  Any amounts so deferred shall continue to constitute part of, or shall be added to, the outstanding principal balance of the Subordinated Indebtedness, and shall accrue interest pursuant to the terms thereof.

SCHEDULE 1.1(E) - 3

2.4	While the Seller Note remains outstanding, Borrower will not incur additional Indebtedness to which the Seller Note would be subordinated (other than the Obligations).

Section 3.No Payment in Certain Circumstances. Until the Termination Date, and without limitation to the rights of the Secured Parties under the terms of the Credit Documents:

3.1

upon any distribution or application of the assets of the Borrower in connection with any liquidation, dissolution or other proceeding for the winding up of the Borrower (whether partial or complete) or any proceeding for insolvency or bankruptcy (whether voluntary or involuntary) or any receivership, reorganization or other similar case or proceeding in connection therewith, or any assignment for the benefit of creditors or arrangement with creditors, whether or not pursuant to the insolvency, bankruptcy or similar laws of any jurisdiction, or the sale of all or substantially all of the assets of the Borrower or any other marshaling of assets and liabilities of the Borrower:

3.1.1

the Obligations (other than contingent or indemnification obligations for which no claim has been made)  shall first be irrevocably and indefeasibly paid in full in cash to the Secured Parties before the Subordinated Lender shall be entitled to receive any payment on account of the Subordinated Indebtedness or any other interests in the Borrower arising from the Subordinated Indebtedness whether in cash, securities or other assets; and

3.1.2

any payment or distribution of assets of the Borrower of any kind or character in respect of the Subordinated Indebtedness to which the Subordinated Lender would be entitled if the Subordinated Indebtedness were not subordinated pursuant to the terms hereof shall be made by the trustee, liquidator or agent or other Person making such payment or distribution, directly to the Secured Parties until the Obligations (other than contingent or indemnification obligations for which no claim has been made) are irrevocably and indefeasibly paid in full in cash and each of the Subordinated Lenders irrevocably authorizes and empowers the Collateral Agent, acting for and on behalf of the Secured Parties, to receive and collect on its behalf any and all such payments or distributions, after giving effect to any concurrent payment or distribution to any holder of Secured Obligations;

3.2

without limitation to the foregoing, in the event any of the conditions to the Borrower’s ability to pay dividends under the Credit Documents are not satisfied, then no payment of principal, interest or other amounts owing shall be made by the Borrower on or in respect of the Subordinated Indebtedness, and the Subordinated Lender agrees that it will not ask, demand, sue for, take or receive from or for the account of the Borrower (whether directly or indirectly), by set-off or in any other manner, or retain payment (in whole or in part) of, the Subordinated Indebtedness, or any security therefor, until dividend payments are permitted to be made by the Borrower in accordance with the provisions of the Credit Documents; provided, however, that no Secured Party or Subordinated Lender shall have any duty to the other party to act or refrain from acting in a manner that may result in a Note Event of Default;

3.3

if, for any reason whatsoever and whether pursuant to a bankruptcy, liquidation or similar proceeding or otherwise, the Borrower shall make or the Subordinated Lender shall receive any payment or distribution of any kind or character, whether in cash, securities or other property, on account or in respect of the Subordinated Indebtedness in contravention of any of the terms set forth herein, the Subordinated Lender shall hold any such payment or distribution in trust for the benefit of the Secured Parties, promptly notify the Collateral Agent of the receipt of such payment or distribution and promptly pay over or deliver such distribution or payment to the

SCHEDULE 1.1(E) - 4

Collateral Agent or to any other Person nominated by the Collateral Agent, to hold for the account of the Secured Parties.  In the event of failure of the Subordinated Lender to make any such endorsement or assignment, the Collateral Agent is irrevocably authorized by the Subordinated Lender to make the same; provided, however, that nothing in this sentence shall be deemed to restrict any rights of the Secured Parties to enforce in any manner provided under applicable Law the obligation of the Subordinated Lender to make any such endorsement or assignment; and

3.4

notwithstanding any provision to the contrary herein or in any other Credit Document, no payment or delivery shall be made to the Subordinated Lender of securities or other obligations which are issued upon any merger, consolidation, sale, lease, transfer or other disposal by any Person succeeding to the Borrower or acquiring the Borrower’s property and assets, unless such securities or obligations are pledged in favor of the Secured Parties and subordinate and junior at least to the extent provided herein to the irrevocable and indefeasible payment in full in cash of all Obligations and to the payment of any stock or obligations which are issued in exchange or substitution for any such obligations.

Section 4.Authorizations to Collateral Agent. Until the Termination Date, and without limitation to the rights of the Secured Parties under the terms of the Credit Documents, the Subordinated Lender (i) irrevocably authorizes and empowers (without imposing any obligation on) the Collateral Agent to claim, enforce, demand, sue for, collect and receive all payments and distributions on or in respect of the Subordinated Indebtedness which are required to be paid or delivered to any Secured Party, as provided herein, and to file and prove all claims therefor, give receipts and take all such other action, in the name of the Subordinated Lender or otherwise, necessary or appropriate for the enforcement of these subordination provisions, (ii) irrevocably authorizes and empowers (without imposing any obligation on) the Collateral Agent to vote the Subordinated Indebtedness in favor of or in opposition to any matter which may come before any meeting of creditors of the Borrower generally or in connection with, or in anticipation of, any insolvency or bankruptcy case or proceeding, or any proceeding under any laws relating to the relief of debtors, readjustment of indebtedness, arrangements, reorganizations, compositions or extensions relative to the Borrower, and (iii) agrees to execute and deliver to the Collateral Agent all such further instruments reasonably required confirming the above authorization, and all such powers of attorney, proofs of claim, assignments of claim and other instruments, and to take all such other action, as may be necessary or as may be reasonably requested by any Secured Party in order to enable the Collateral Agent (following the written instructions of the Required Lenders or all of the Secured Parties, as the case may be) to enforce all claims upon or in respect of the Subordinated Indebtedness.

Section 5.Bankruptcy Matters.

5.1

Bankruptcy.  This Schedule 1.1(E) shall be applicable both before and after the filing of any petition by or against any Credit Party under the Bankruptcy Code or any other Insolvency Proceeding and all converted or succeeding cases in respect thereof.  All references in this Schedule 1.1(E) to any Credit Party will include such Person as a debtor-in-possession and any receiver, trustee or other estate representative for such Person in an Insolvency Proceeding.  This Schedule 1.1(E) is a “subordination agreement” under section 510(a) of the Bankruptcy Code and shall be enforceable in any Insolvency Proceeding (as defined below).

5.2

Post-Petition Financing.  Until the irrevocable and indefeasible payment in full in cash of all Obligations, if an Insolvency Proceeding has commenced, the Subordinated Lender will not, directly or indirectly, contest, protest, or object to, and will be deemed to have consented to, and hereby consents in advance to, (1) any use, sale, or lease of “cash collateral” (as defined in

SCHEDULE 1.1(E) - 5

section 363(a) of the Bankruptcy Code), and (2) the Borrower or any other Credit Party obtaining DIP Financing (as defined below) if the Secured Parties consent to such use, sale, or lease, or DIP Financing.  The Subordinated Lender may not, directly or indirectly, provide or propose, or support any other Person in providing or proposing, DIP Financing to any other Credit Party (other than any DIP Financing supported by the Secured Parties).

5.3

Adequate Protection.  In any Insolvency Proceedings of Borrower, the Subordinated Lender will not contest, protest, or object to (1) any request by a Secured Party for “adequate protection” under any Bankruptcy Law, (2) an objection by a Secured Party to a motion, relief, action, or proceeding based on a Secured Party claiming a lack of adequate protection, or (3) any request by any Secured Party for relief from any stay or other relief based upon a lack of adequate protection or any other reason.

5.4

Certain Voting Rights.  The Subordinated Lender will not, without the consent of the Administrative Agent, directly or indirectly propose, support or vote in favor of any a plan of reorganization or similar dispositive restructuring plan in connection with an Insolvency Proceeding that provides for treatment of the Secured Parties, the Obligations or the Subordinated Indebtedness in a manner, or that is otherwise, inconsistent with this Schedule 1.1(E).

5.5

Reorganization Securities.  Nothing in this Schedule 1.1(E) prohibits or limits the right of the Subordinated Lender to receive and retain any debt or equity securities that are issued by a reorganized debtor pursuant to a plan of reorganization or similar dispositive restructuring plan in connection with an Insolvency Proceeding, provided that any debt or equity securities received prior to the irrevocable and indefeasible payment in full in cash of all Obligations on account of the Subordinated Indebtedness shall be unsecured and subordinated on the same terms as set forth in this Schedule 1.1(E).

5.6

Post-Petition Interest. The Subordinated Lender shall not oppose or seek to challenge any claim by any Secured Party for allowance in any Insolvency Proceeding of Obligations consisting of post-petition interest, fees or expenses. For the avoidance of doubt, so long as the Secured Parties are receiving payment in cash of all post-petition claims, nothing herein shall preclude the Subordinated Lender from seeking allowance (but not current payment) in any Insolvency Proceeding of post-petition interest, fees or expenses on account of the Subordinated Indebtedness.

5.7

As used herein, “Insolvency Proceeding” means, as to any Credit Party, any of the following: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code; and “DIP Financing” means the obtaining of credit or incurring debt secured by Liens on all or any portion of the Collateral pursuant to section 364 of the Bankruptcy Code (or similar bankruptcy law).

Section 6.Non-Impairment. None of the Obligations shall be impaired by the Secured Parties:

6.1

agreeing with the Borrower, the Subordinated Lender or any other Person as to any amendment, variation, assignment, novation, extension or departure (however substantial or material) of, to or from any Credit Document (including changing the manner, place or terms of payment of or extending the time of payment of, or renewing or altering, the Obligations, or otherwise

SCHEDULE 1.1(E) - 6

amending or supplementing in any manner the Obligations or any instrument evidencing the same or any agreement under which the Obligations are outstanding, or any Credit Document) so that any such amendment, variation, assignment, novation or departure shall, whatever its nature, be binding upon the Subordinated Lender in all circumstances;

6.2

releasing, granting any time, any indulgence or any waiver of any kind to, or composition with, the Borrower, the Subordinated Lender or any other Person (including, without limitation, the waiver of any preconditions for drawing under, or of any breach of, the Credit Documents or the exercise or the failure to exercise any rights against the Borrower and any other Person), or entering into any transaction or arrangements whatsoever with or in relation to the Borrower, the Subordinated Lender and/or any other Person;

6.3

taking, accepting, varying, dealing with, exchanging, renewing, enforcing, failing to enforce, take up or perfect, abstaining from enforcing, surrendering or releasing any security, right of recourse, set-off or combination or other right, remedy or interest held by the Secured Parties in connection with the Secured Obligations or any part thereof, or acting in relation to the Financing Documents in such manner as it thinks fit;

6.4	failing to present or observe any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;
6.5

claiming, proving for, accepting or transferring any payment in respect of the Obligations in any composition by, or winding up of, the Borrower, the Subordinated Lender and/or any other Person or abstaining from so claiming, proving for, accepting or transferring; or

6.6	actually or purportedly assigning all or any portion of the Obligations to any other Person.

To the fullest extent permitted by applicable Law, no change of law or circumstances shall release or diminish any of the Subordinated Lender’s obligations, liabilities, agreements or duties hereunder, affect the provisions set forth herein in any way, or afford the Subordinated Lender any recourse against any of the Secured Parties.

Section 7.Benefit of Subordination Provisions. These subordination provisions are intended solely to define the relative rights of the Secured Parties, the Subordinated Lender, and their respective successors and permitted assigns.  These subordination provisions are made for the benefit of the Secured Parties, and the Secured Parties are hereby made beneficiaries hereunder as if named herein as such and may enforce the provisions hereof as if they and/or each of them were a party hereto.  Nothing contained in these subordination provisions relating to the  Subordinated Indebtedness is intended to or shall (as between the Subordinated Lender and the Borrower):

7.1

impair, as among the Borrower and the Subordinated Lender, the obligation of the Borrower, which is absolute and unconditional, to pay to the Subordinated Lender (subject to the rights of the Secured Parties) the Subordinated Indebtedness as and when the same shall become due and payable in accordance with its terms;

7.2	affect the relative rights of the Subordinated Lender; or
7.3

prevent the Subordinated Lender from exercising all remedies otherwise permitted by applicable law upon a Note Event of Default in respect of the Subordinated Indebtedness, subject to Sections 2 and 3 hereof and the rights, if any, of the Secured Parties under these subordination provisions

SCHEDULE 1.1(E) - 7

to receive the cash, property, securities or other assets of the Borrower received upon the exercise of any such remedy.

Section 8.Subordination of Liens. Without limitation of any other provisions of this Schedule, the Borrower shall not create or suffer to exist any Lien on any of its Property benefiting the Subordinated Indebtedness. If in contravention of this Section 8, any such Liens shall now or hereafter secure or benefit the Subordinated Indebtedness, whether arising by statute, in law or equity or by contract, then, without limiting any of the Secured Parties’ rights in respect of such breach, such Lien shall and is hereby expressly subordinated and made secondary and inferior to the Liens now or hereafter securing or benefiting the Obligations.

Section 9.Reinstatement. If any payment to any of the Secured Parties by the Borrower or any other Person in respect of any of the Obligations is held to constitute a preference or a voidable transfer under applicable Law, or if for any other reason any Secured Party is required to refund such payment to the Borrower or to such Person or to pay the amount thereof to any other Person, such payment to such Secured Party shall not constitute a release of the Subordinated Lender from any of its liability hereunder, and the Subordinated Lender agrees and acknowledges that the provisions set forth herein shall continue to be effective or shall be reinstated, as the case may be, to the extent of any such payment or payments.

Section 10.Restrictions on Transfers. Neither the Borrower nor the Subordinated Lender may transfer (by sale, novation or otherwise) any of its rights or obligations under the Subordinated Indebtedness.

Section 11.Agreements of Subordinated Lenders. The Subordinated Lender shall:

11.1

until the Obligations have been paid in full (other than contingent or indemnification obligations for which no claim has been made), promptly deliver to the Administrative Agent copies of each amendment or modification to any agreement relating to the Subordinated Indebtedness agreed to which the Subordinated Lender is a party;

11.2

until the Obligations have been paid in full (other than contingent or indemnification obligations for which no claim has been made), cause to be clearly inserted in any instrument which at any time evidences any part of the Subordinated Indebtedness owing to the Subordinated Lender a statement to the effect that the payment thereof is subordinated in accordance with the terms of this Schedule 1.1(E); and

11.3

at its reasonable cost, (to be reimbursed by the Borrower) file all documents or instruments necessary or advisable and do all things as any Secured Party may reasonably request in order to carry out more effectively the intent and purpose of these subordination provisions.

Section 12.Waiver of Subrogation.

12.1

Notwithstanding anything to the contrary herein or in any other Credit Document, and without in any way limiting the rights of any Person arising under any Project Obligation, until the Termination Date, the Subordinated Lender irrevocably waives any claim or other rights which it may now have or hereafter acquire against the Borrower or any other Credit Party that arise from the existence or performance by any such Person of the Secured Obligations including any and all rights of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of the Secured Parties against the Borrower or any Credit Party, or any security which the Secured Parties may now have or hereafter acquire, by any payment made hereunder or otherwise, including the right to take or receive from the Borrower,

SCHEDULE 1.1(E) - 8

directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights.
12.2

For the purposes of such waiver of subrogation, any payments or distributions to the Secured Parties of any cash, property or securities to which the Subordinated Lender would be entitled except for these provisions shall, as between the Borrower and the Subordinated Lender and their respective other creditors, be deemed to be a payment by the Borrower to or on account of the Secured Obligations.

Section 13.Amendment.  These subordination provisions may not be amended, modified or supplemented without the prior written consent of the Subordinated Lender and the Required Lenders.

SCHEDULE 1.1(E) - 9

APPENDIX A
TO SCHEDULE 1.1(E)

QUARTERLY PREPAYMENT THRESHOLDS

Fiscal Quarter Ending	Maximum Quarterly Payment Threshold
11/30/2016	4,964,260
2/28/2017	4,295,245
5/31/2017	2,018,547
8/31/2017	3,546,190
11/30/2017	7,073,279
2/28/2018	4,239,602
5/31/2018	1,953,306
8/31/2018	3,545,904
11/30/2018	7,090,217
2/28/2019	4,242,519
5/31/2019	1,908,171
8/31/2019	3,565,832
11/30/2019	7,127,359
2/29/2020	4,265,643
5/31/2020	1,849,052
8/31/2020	3,571,893
11/30/2020	7,150,622
2/28/2021	4,274,894
5/31/2021	1,801,696
8/31/2021	3,570,164

SCHEDULE 1.1(E) - 10

ANNEX II
TO SECOND AMENDMENT AND INCREMENTAL JOINDER AGREEMENT

See attached.

EXHIBIT C TO
CREDIT AND GUARANTY AGREEMENT

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.I am the Chief Financial Officer of 8POINT3 GENERAL PARTNER, LLC, general partner of 8POINT3 ENERGY PARTNERS LP (“Partnership”), managing member of 8POINT3 OPERATING COMPANY, LLC (“Borrower”).

2.I have reviewed the terms of that certain Credit and Guaranty Agreement, dated as of [●], 2015 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not defined herein shall have the meanings as therein defined), by and among Borrower, Partnership, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrative Agent and Collateral Agent, and the other Persons party thereto, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3.The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth in a separate attachment, if any, to this Compliance Certificate, describing in detail the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

The foregoing certifications, together with the computations set forth in Annex A hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered on                      pursuant to Section 5.1(c) of the Credit Agreement.

Attached as Annex B is an updated organizational chart of Borrower and its Subsidiaries in the form of Schedule 3.2(c).  Attached as Annex C is a list of Non-Controlled Subsidiaries to which Section 5.14(b) would be applicable.  Attached as Annex D is a table setting forth, for each Solar Energy Project, as applicable, the amount of Project CAFD generated in respect of such Solar Energy Project for the previous four (4) Fiscal Quarters, and the amount of Project CAFD projected to be generated by such Solar Energy Project for the immediately succeeding four (4) Fiscal Quarters.

8POINT3 ENERGY PARTNERS LP
8POINT3 OPERATING COMPANY, LLC

by:  8point3 General Partner, LLC, general partner of 8point3 Energy Partners LP, managing member of 8point3 Operating Company, LLC

By:
Name:
Title:	Chief Financial Officer

EXHIBIT C-1

ANNEX A TO
COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yy].

1.	Borrower Operating Cash Flow: (i) - (ii) =		$[ , , ]

	(i)	Project CAFD[1]: (a) + (b) + (c) + (d) =	$[ , , ]

		(a) the amount of (I) + (II) =	$[ , , ]

		(I) dividends actually paid in cash to Borrower by its Subsidiaries (to the extent not funded directly with the proceeds of an Investment by the Partnership or Borrower):	$[ , , ]

(II) without duplication, cash generated from the
operations of any Restricted Subsidiary (whether
domestic or foreign) that is permitted to be distributed and available for distribution to Borrower (and without
counting any such cash actually received by Borrower in
any subsequent period), net of all withholding taxes and
other applicable taxes that would be payable (at then-
applicable rates) if such amounts were distributed to
Borrower, but only to the extent (A) such cash, if such
cash had been actually distributed to Borrower, could have
immediately thereafter been made as an Investment in the
Restricted Subsidiary generating such cash in accordance
with Section 6.6(k) of the Credit Agreement and (B) not
funded directly with the proceeds of an Investment by
the Partnership or Borrower:

$[ , , ]

		(b) the amount of payments received in cash by Borrower in repayment of good faith loans made by Borrower to its Subsidiaries:	$[ , , ]

[1]

Project CAFD shall exclude (i) such net cash proceeds received from the proceeds of any extraordinary receipts (including cash payments or proceeds received (x) from any Disposition by Borrower or any of its Subsidiaries, including the sale of any Non-Guarantor Subsidiary by Borrower or any Subsidiary, (y) under any casualty insurance policy in respect of a covered loss thereunder or (z) as a result of the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking), (ii) any cash that is derived from (A) cash grants and similar items to Borrower and its Subsidiaries, (B) any incurrence of Indebtedness by Borrower or any of its Subsidiaries (including for the avoidance of doubt any Tax Equity Financing), (C) any issuance of Equity Interests by any Subsidiary or (D) any capital contribution to any Subsidiary and (iii) any cash payments or proceeds received from or generated by an Unrestricted Subsidiary.

EXHIBIT C-2

		(c) the amount of payments received in cash by Borrower arising out of the settlement of Hedge Agreements (less any cash losses incurred by Borrower relating to the settlement of Hedge Agreements):	$[ , , ]

(d) the amount of payments received in cash by Borrower
from other Investments (to the extent not funded directly
with the proceeds of an Investment by Borrower or the
Partnership) and good faith Contractual Obligations permitted by the Agreement:

$[ , , ]

(ii)

the sum, without duplication, of the following expenses,
in each case to the extent paid in cash by Borrower during this period and regardless of whether any such amount was accrued during this period:  (a)  +  (b)  =

$[ , , ]

		(a) income tax expense and Permitted Tax Distributions of Borrower and its Subsidiaries:	$[ , , ]

		(b) corporate overhead expense of Borrower (including payments required to be made pursuant to the Management Services Agreements):	$[ , , ]

2.	Debt Service Expense:[2] (i) + (ii) =		$[ , , ]

	(i)	Interest Expense:	$[ , , ]

	(ii)	scheduled payments of principal on Total Consolidated Debt:	$[ , , ]

3.	Debt Service Coverage Ratio:[3] (i) / (ii) =		$[ , , ]

	(i)	Borrower Operating Cash Flow for the most recent four-Fiscal Quarter period:	$[ , , ]

[2]

Borrower Debt Service Expense (x) for the Fiscal Quarter ended August, 2015 shall be deemed to be $2,556,175, (y) for the Fiscal Quarter ended November 30, 2015 shall be deemed to be $3,436,513, and (z) for the Fiscal Quarter ended February 28, 2016 shall be deemed to be $3,700,176.

[3]

Debt Service Coverage Ratio (a) for the initial four Fiscal Quarters after the Closing Date, commencing with the Fiscal Quarter ending August 31, 2015 shall be calculated by giving pro forma effect to the Initial Projects by deeming historical financial performance of each such Initial Project for the first four Fiscal Quarters (whether or not (x) such Initial Project has achieved commercial operations or (y) for any Fiscal Quarter during which such Initial Project is operating any distributions are actually made), as set forth in the tables included within the definition of “Debt Service Coverage Ratio” set forth in the Credit Agreement.

EXHIBIT C-3

	(ii)	Debt Service Expense for the most recent four-Fiscal Quarter period:	$[ , , ]

Actual: . :1.00

Required: . :1.00

4.	Leverage Ratio:[4] (i) / (ii) =

	(i)	Total Consolidated Debt as of the last day of the Fiscal [Quarter][Year] ending [mm/dd/yy]:	$[ , , ]

	(ii)	Borrower Operating Cash Flow for the most recent four-Fiscal Quarter period:	$[ , , ]

Actual: . :1.00

Required: . :1.00

[4]

Leverage Ratio (a) for the initial four Fiscal Quarters after the Closing Date, commencing with the Fiscal Quarter ending August 31, 2015 shall be calculated by giving pro forma effect to the Initial Projects by deeming historical financial performance of each such Initial Project for the first four Fiscal Quarters (whether or not (x) such Initial Project has achieved commercial operations or (y) for any Fiscal Quarter during which such Initial Project is operating, any distributions are actually made), as set forth in the tables included within the definition of “Leverage Ratio” set forth in the Credit Agreement.

EXHIBIT C-4

ANNEX B TO

COMPLIANCE CERTIFICATE

[Organizational Chart]

EXHIBIT C-5

ANNEX C TO

COMPLIANCE CERTIFICATE

[Non-Controlled Subsidiaries]

EXHIBIT C-6

ANNEX D TO

COMPLIANCE CERTIFICATE

[Project CAFD by Project]

[Only include entries relevant for the calculation of the Debt Service Coverage Ratio and the Leverage Ratio for the applicable Measurement Period]
Fiscal Quarter of the Borrower Ending ________
	Actual Quarterly Project CAFD				Forecast Quarterly Project CAFD
Project Owner	[Third Preceding Quarter End Date]	[Second Preceding Quarter End Date]	[Preceding Quarter End Date]	[Applicable Fiscal Quarter End Date]	[Next Quarter End Date]	[Second Subsequent Quarter]	[Third Subsequent Quarter]	[Fourth Subsequent Quarter]

Maryland Solar Project Owner
Solar Gen 2 Solar Project Owner
Lost Hills / Blackwell Solar Project Owner
North Star Solar Project Owner
RPU Solar Project Owner
Quinto Solar Project Owner
UC Davis / Macy’s NorCal Solar Project Owner
Residential System Portfolio Owner
Kern High School District Solar Project Owner
Kingbird Solar Project Owner
Hooper Solar Project Owner
Macy’s Maryland Solar Project Owner
Henrietta Solar Project Owner
[Add an entry for each additional Subsidiary generating Project CAFD through a Project acquired via a Permitted Acquisition Transaction]

EXHIBIT C-7

ANNEX III
TO SECOND AMENDMENT AND INCREMENTAL JOINDER AGREEMENT

A.Schedule 5.6(b) of the Pledge and Security Agreement shall be supplemented by adding the following rows therein:

Grantor	Pledged Equity Interest	Required Consent
8point3 OpCo Holdings, LLC	100% Class B Interest in SunPower Commercial III Class B, LLC

Consent of SunPower Asset Co, LLC pursuant to Section 3.03(b) of the Amended and Restated Limited Liability Company Agreement of SunPower Commercial III Class B, LLC, dated as of July 1, 2016 (the “Macy’s Maryland Class B LLC Agreement”) (which consent shall not be required prior to the “Flip Date” (as defined in the Macy’s Maryland Class B LLC Agreement))

8point3 OpCo Henrietta Holdings, LLC	100% Class B Interest in Parrey Class B Member, LLC

Consent of SunPower Asset Co, LLC pursuant to Section 3.03(b) of the Amended and Restated Limited Liability Company Agreement of  Parrey Class B Member, LLC, dated as of September 29, 2016 (the “Henrietta Class B LLC Agreement”) (which consent shall not be required prior to the “Flip Date” (as defined in the Henrietta Class B LLC Agreement))

B.Schedule 9.1(e) of the Pledge and Security Agreement shall be supplemented by adding the following rows therein:

Grantor	Provision
8point3 OpCo Holdings, LLC	Sections 3.03(c)(i) and (c)(ii) of the Macy’s Maryland Class B LLC Agreement (which requirements shall not apply prior to the “Flip Date” (as defined in the Macy’s Maryland Class B LLC Agreement))
8point3 OpCo Henrietta Holdings, LLC	Sections 3.03(c)(i) and (c)(ii) of the Henrietta Class B LLC Agreement (which requirements shall not apply prior to the “Flip Date” (as defined in the Henrietta Class B LLC Agreement))

C.The Schedules to the Pledge and Security Agreement shall be supplemented by adding the following statement thereto:  “Except as otherwise expressly provided herein, any reference in these Schedules to any agreement, instrument or other document shall mean such agreement, instrument or other document as amended, restated, supplemented or otherwise modified from time to time, in each case, as permitted pursuant to this Agreement and the other Credit Documents.”